Generac Reports Record Fourth Quarter and Full-Year 2012 Results

Fourth quarter results significantly exceed expectations - Strong broad based organic revenue growth and operational execution lead to record levels of revenue, adjusted EBITDA and cash flow in the quarter

WAUKESHA, WISCONSIN, (February 14, 2013) – Generac Holdings Inc. (NYSE: GNRC), a leading designer and manufacturer of generators and other engine powered products, today reported financial results for its fourth quarter and year ended December 31, 2012.  Additionally, the Company provided its current outlook for 2013.

Fourth Quarter 2012 Highlights

•	Net sales increased year-over-year by 28.0% to $342.0 million as compared to $267.3 million in the fourth quarter of 2011.
-	Residential product sales increased 28.9% compared to the fourth quarter of 2011.
-	Commercial & Industrial (C&I) product sales increased 29.4% compared to the prior year fourth quarter.

•	The Ottomotores acquisition closed on December 8, 2012, building a more balanced, globally focused business. The entire $44.8 million net purchase price was funded using cash on hand.

•	Net income during the fourth quarter of 2012 was $28.3 million, or $0.41 per diluted share.

•
Adjusted net income, as defined in the accompanying reconciliation schedules, increased 17.1% over the prior year quarter to $60.7 million.  Adjusted diluted net income per common share increased 15.3% to $0.87 per share.

•	Adjusted EBITDA increased 34.5% over the prior year fourth quarter to $83.1 million.

•
Cash flow from operations in the fourth quarter of 2012 was $106.4 million as compared to $80.7 million in the prior year quarter.  Free cash flow was $97.4 million as compared to $73.1 million in the fourth quarter of 2011.

•
As a result of this strong free cash flow conversion, on February 11, 2013, the Company prepaid $80.0 million of principal on its existing term loan, contributing to significantly improved leverage ratios since refinancing the Company’s credit facilities in the second quarter of 2012.

Full-Year 2012 Highlights

•	Net sales increased year-over-year by 48.5% to $1.176 billion as compared to $792.0 million in 2011.
-	Residential product sales during 2012 increased 43.7% as compared to a strong 2011, which grew at a 31.7% rate over 2010.
-
C&I product sales increased 64.0% as compared to 2011.  Excluding the impact of Magnum Products and the modest impact from the recent Ottomotores acquisition, C&I product sales increased 14.0% versus 2011 on an organic basis.

•	Net income during 2012 was $93.2 million, or $1.35 per diluted share.

•	Adjusted net income increased 50.0% over the prior year to $220.8 million. Adjusted diluted net income per common share increased 47.0% to $3.19.

•	Adjusted EBITDA increased 53.8% over the prior year to $289.8 million.

•
Cash flow from operations during 2012 was $235.6 million as compared to $169.7 million in the prior year.  Free cash flow was $213.2 million as compared to $157.7 million in 2011, which represents 97% and 107% of the adjusted net income reported during the respective years.

“2012 was a tremendous year for Generac as we achieved record financial results with significant growth across all product categories and regions of the United States,” said Aaron Jagdfeld, President and Chief Executive Officer.  “With 49% growth in 2012 following 34% growth in 2011, we have nearly doubled the size of our business in the past two years and have used our positive momentum to reinvest heavily in our future over that time using our Powering Ahead strategy as our roadmap.  Specifically, in the fourth quarter, we launched our AMP™ marketing tool which combines data from existing owners, third party demographic data and power outage tracking to identify and direct market to potential sales prospects more effectively.  This tool, coupled with our new PowerPlay™ tablet based in-home selling solution which also launched in the fourth quarter, should improve sales lead flow and closure rates for home standby opportunities through our distribution partners.  In 2012, we also accelerated our re-entry into the market for power washers and have recently launched our OneWash™ product, the industry’s first and only variable speed washer, which has helped us to gain valuable shelf space for the upcoming 2013 season.”

“In addition to investments in our core markets in the U.S., our efforts to become a more global player took a major step forward with the acquisition of the Ottomotores businesses late in the fourth quarter of 2012,” continued Mr. Jagdfeld.  “With over 500 employees and locations in Mexico and Brazil, Ottomotores is a leading market share player in the growing Latin American standby power market.  This acquisition provides us with the essential elements of a local manufacturing presence, added distribution and access to higher-power products that we believe are critical for us to begin building a foundation to successfully compete in the global market for backup power generation.”

Additional Fourth Quarter 2012 Highlights

Residential product sales for the fourth quarter of 2012 increased 28.9% to $216.0 million from $167.5 million for the comparable period in 2011.  The growth was primarily driven by increased demand for portable and home standby generators, and to a lesser extent power washers.  The strength in shipments was driven by a combination of the significant awareness and demand created by major power outages in recent years, expanded distribution, and overall strong operational execution.

Commercial & Industrial product sales for the fourth quarter of 2012 increased 29.4% to $110.6 million from $85.5 million for the comparable period in 2011.  The increase in net sales was primarily driven by an increase in shipments to national account customers for both stationary standby and mobile power equipment.  C&I net sales in the fourth quarter of 2012 includes a modest contribution of revenue from the Ottomotores acquisition that closed in December 2012.  The Magnum Products acquisition became fully annualized as of the fourth quarter of 2012, and accordingly, the full impact of its financial results are reflected in both the current and prior year quarterly periods.

Gross profit margin for the fourth quarter of 2012 was 36.9% compared to 36.8% in the fourth quarter of 2011.  The positive impact from improved pricing and a moderation in commodity costs was largely offset by changes in product mix during the current year quarter.

Operating expenses for the fourth quarter of 2012 declined by $4.2 million or 6.8% as compared to the fourth quarter of 2011.  Additional operating expenses to support the strategic growth initiatives and higher baseline sales levels of the Company were more than offset by a non-recurring, non-cash impairment charge that was recorded in the prior year totaling $9.4 million.  Operating expenses during the current-year quarter were also modestly impacted by the acquisition of Ottomotores in December 2012.

Interest expense in the fourth quarter of 2012 increased to $16.6 million compared to $5.9 million in the same period last year. The increase was a result of the higher debt levels from the refinancing of the Company’s senior secured credit facilities in May 2012.

Net income in the current year quarter includes an income tax provision of $21.4 million as compared to a $238.0 million income tax benefit in the fourth quarter of 2011.  The large income tax benefit in the prior-year fourth quarter consisted primarily of the reversal of the full valuation allowance on the Company’s net deferred tax assets.

2013 Outlook

The Company is initiating guidance for 2013 with solid revenue growth expected off a very strong 2012.  For the full-year 2013, the Company currently expects net sales to increase approximately 10% as compared to the prior year.  This top-line guidance assumes no material changes in the current macroeconomic environment and no major power outage events for the remainder of 2013.

Gross margins are expected to decline by approximately 80 to 100 basis points during 2013 as compared to the prior year primarily as a result of the addition of Ottomotores partially offset by the expected favorable impact from cost reduction initiatives.

Operating expenses as a percentage of net sales, excluding amortization of intangibles, are expected to be slightly up compared to 2012, as the Company continues to invest in its infrastructure to support strategic growth initiatives and an overall higher level of baseline sales.

As a result, Adjusted EBITDA for the full-year 2013 is expected to increase in the mid single-digit percentage range as compared to 2012.

Cash flow conversion is expected to remain strong during 2013 and be consistent with the cumulative average during the past four years of free cash flow representing between 90-95% of adjusted net income.

Mr. Jagdfeld concluded, “Over the course of the past two years, we have significantly increased our product development efforts by doubling the size of the Company’s engineering functions and investing heavily in our capabilities.  We expect to bring more new products to market in 2013 than at any other time in the history of Generac which we believe will both add to our leadership positions in the markets for portable and home standby generators and significantly broaden our commercial and industrial product lines.  As we focus on driving the adoption of back-up power generation for homes and businesses and diversifying our product offerings, our distribution channels and the geographies we serve, we are transforming Generac into a larger, more balanced company with improved global focus.  Through innovation and solid execution in 2013, we expect to accelerate the penetration rate for home standby generators, increase our share of the commercial and industrial markets, and further diversify our business through new products and geographies. As a recognized leader in the market for back-up power, we believe Generac is incredibly well positioned to capitalize on the macro opportunities that are in front of us.”

Conference Call and Webcast

Generac management will hold a conference call at 9:00 a.m. EST on Thursday, February 14, 2013 to discuss highlights of this earnings release. The conference call can be accessed by dialing (888) 396-2386 (domestic) or +1 (617) 847-8712 (international) and entering passcode 62910893.

The conference call will also be webcast simultaneously on Generac's website (http://www.generac.com), under the Investor Relations link. The webcast link and supporting materials, if any, will be made available on the Company’s website prior to the start of the call.

Following the live webcast, a replay will be available on the Company's web site. A telephonic replay will also be available approximately one hour after the call and can be accessed by dialing (888) 286-8010 (domestic) or +1 (617) 801-6888 (international) and entering passcode 20752381. The telephonic replay will be available for 30 days.

Generac company news is available
24 hours a day, on-line at: http://www.generac.com.

About Generac

Since 1959, Generac has been a leading designer and manufacturer of a wide range of generators and other engine powered products.  As a leader in power equipment serving residential, light commercial, industrial and construction markets, Generac's power products are available internationally through a broad network of independent dealers, retailers, wholesalers and equipment rental companies.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Generac Holdings Inc. or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Forward-looking statements give Generac's current expectations and projections relating to the Company's financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "forecast," "project," "plan," "intend," "believe," "confident," "may," "should," "can have," "likely," "future" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

Any such forward looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although Generac believes any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Generac's actual financial results and cause them to differ materially from those anticipated in any forward-looking statements, including:

•	demand for Generac products;
•	frequency and duration of major power outages;
•	availability, cost and quality of raw materials and key components used in producing Generac products;
•	the impact on our results of the substantial increases in our outstanding indebtedness and related interest expense due to the dividend recapitalization completed in May 2012;
•
the possibility that the expected synergies, efficiencies and cost savings of the acquisition of the Ottomotores businesses or other acquisitions will not be realized, or will not be realized within the expected time period;

•	the risk that the Ottomotores businesses or other acquisitions that we make will not be integrated successfully;
•	competitive factors in the industry in which Generac operates;
•	Generac's dependence on its distribution network;
•	Generac's ability to invest in, develop or adapt to changing technologies and manufacturing techniques;
•	loss of key management and employees;
•	increase in product and other liability claims; and
•	changes in environmental, health and safety laws and regulations.

Should one or more of these risks or uncertainties materialize, Generac's actual results may vary in material respects from those projected in any forward-looking statements. A detailed discussion of these and other factors that may affect future results is contained in Generac's filings with the U.S. Securities and Exchange Commission (“SEC”).

Any forward-looking statement made by Generac in this press release speaks only as of the date on which it is made.  Generac undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Reconciliations to GAAP Financial Metrics

Adjusted EBITDA

The computation of adjusted EBITDA is based on the definition of EBITDA contained in Generac's credit agreement, dated as of May 30, 2012, which is substantially the same definition that was contained in the Company’s previous credit agreements.  To supplement the Company's condensed consolidated financial statements presented in accordance with US GAAP, Generac provides a summary to show the computation of adjusted EBITDA, taking into account certain charges and gains that were recognized during the periods presented.

Adjusted Net Income

To further supplement Generac's condensed consolidated financial statements presented in accordance with US GAAP, the Company provides a summary to show the computation of adjusted net income. Adjusted net income is defined as net income before provision (benefit) for income taxes adjusted for the following items: cash income tax (expense) benefit, amortization of intangible assets, amortization of deferred financing costs and original issue discount related to the Company's debt, intangible impairment charges, certain transaction costs and other purchase accounting adjustments, and certain non-cash gains and losses.

Free Cash Flow

In addition, we reference free cash flow to further supplement Generac's condensed consolidated financial statements presented in accordance with US GAAP.  Free cash flow is defined as net cash provided by operating activities less expenditures for property and equipment and is intended to be a measure of operational cash flow taking into account additional capital expenditure investment into the business.

The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with US GAAP.  Please see our SEC filings for additional discussion of the basis for Generac's reporting of Non-GAAP financial measures.

Generac Holdings Inc.
Condensed Consolidated Statements of Comprehensive Income
(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)

Net sales	$342,022	$267,308	$1,176,306	$791,976
Costs of goods sold	215,869	168,843	735,906	497,322
Gross profit	126,153	98,465	440,400	294,654

Operating expenses:
Selling and service	27,791	25,126	101,448	77,776
Research and development	6,285	4,807	23,499	16,476
General and administrative	15,332	10,833	46,031	30,012
Amortization of intangibles	8,965	12,450	45,867	48,020
Trade name write-down	–	9,389	–	9,389
Total operating expenses	58,373	62,605	216,845	181,673
Income from operations	67,780	35,860	223,555	112,981

Other (expense) income:
Interest expense	(16,613)	(5,888)	(49,114)	(23,718)
Loss on extinguishment of debt	–	(191)	(14,308)	(377)
Investment income	25	26	79	110
Costs related to acquisition	(1,062)	(274)	(1,062)	(875)
Other, net	(448)	(385)	(2,798)	(1,155)
Total other expense, net	(18,098)	(6,712)	(67,203)	(26,015)

Income before provision for income taxes	49,682	29,148	156,352	86,966
Provision (benefit) for income taxes	21,395	(237,983)	63,129	(237,677)
Net income	$28,287	$267,131	$93,223	$324,643

Net income per common share - basic:	$0.42	$3.98	$1.38	$4.84
Weighted average common shares outstanding - basic:	67,515,127	67,143,422	67,360,632	67,130,356

Net income per common share - diluted:	$0.41	$3.91	$1.35	$4.79
Weighted average common shares outstanding - diluted:	69,477,244	68,369,773	69,193,138	67,797,371

Dividends declared per share	$-	$-	$6.00	$-

Other comprehensive income (loss):
Amortization of unrealized loss on interest rate swaps	$1,003	$–	$2,082	$–
Foreign currency translation adjustment	(34)	–	(34)	–
Net unrealized gain (loss) on derivatives	–	1,807	365	(683)
Pension liability adjustment	(1,552)	(4,922)	(1,552)	(4,922)
Other comprehensive income (loss)	(583)	(3,115)	861	(5,605)
Comprehensive income	$27,704	$264,016	$94,084	$319,038

Generac Holdings Inc.
Condensed Consolidated Balance Sheets
(Dollars in Thousands, Except Share and Per Share Data)

	December 31,
	2012	2011
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$108,023	$93,126
Accounts receivable, less allowance for doubtful accounts of $1,166 in 2012 and $789 in 2011	134,978	109,705
Inventories	225,817	162,124
Deferred income taxes	48,687	14,395
Prepaid expenses and other assets	5,048	3,915
Total current assets	522,553	383,265

Property and equipment, net	104,718	84,384

Customer lists, net	37,823	72,897
Patents, net	70,302	78,167
Other intangible assets, net	5,783	7,306
Deferred financing costs, net	13,987	3,459
Trade names, net	158,831	148,401
Goodwill	552,943	547,473
Deferred income taxes	136,754	227,363
Other assets	153	78
Total assets	$1,603,847	$1,552,793

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$12,550	$–
Accounts payable	94,543	81,053
Accrued wages and employee benefits	19,435	14,439
Other accrued liabilities	86,081	47,024
Current portion of long-term borrowings	82,250	22,874
Total current liabilities	294,859	165,390

Long-term borrowings	799,018	575,000
Other long-term liabilities	46,342	43,514
Total liabilities	1,140,219	783,904

Stockholders’ equity:
Common stock (formerly Class A non-voting common stock), par value $0.01, 500,000,000 shares authorized, 68,295,960 and 67,652,812 shares issued and outstanding at December 31, 2012 and 2011, respectively	683	676
Additional paid-in capital	743,349	1,142,701
Excess purchase price over predecessor basis	(202,116)	(202,116)
Accumulated deficit	(63,792)	(157,015)
Accumulated other comprehensive loss	(14,496)	(15,357)
Total stockholders’ equity	463,628	768,889

Total liabilities and stockholders’ equity	$1,603,847	$1,552,793

Generac Holdings Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in Thousands)

	Year Ended December 31,
	2012	2011
	(Unaudited)	(Audited)
Operating activities
Net income	$93,223	$324,643
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation	8,293	8,103
Amortization of intangible assets	45,867	48,020
Trade name write-down	–	9,389
Amortization of original issue discount	1,598	–
Amortization of deferred finance costs	2,161	1,986
Amortization of unrealized loss on interest rate swaps	2,082	–
Loss on extinguishment of debt	14,308	377
Provision for losses on accounts receivable	204	(7)
Deferred income taxes	62,429	(238,170)
Loss on disposal of property and equipment	261	10
Share-based compensation expense	10,780	8,646
Net changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(137)	(22,235)
Inventories	(31,656)	(11,224)
Other assets	(8,416)	(6,834)
Accounts payable	(3,898)	18,517
Accrued wages and employee benefits	3,168	6,516
Other accrued liabilities	35,327	21,975
Net cash provided by operating activities	235,594	169,712

Investing activities
Proceeds from sale of property and equipment	91	14
Expenditures for property and equipment	(22,392)	(12,060)
Acquisition of business, net of cash acquired	(47,044)	(83,907)
Net cash used in investing activities	(69,345)	(95,953)

Financing activities
Proceeds from short-term borrowings	23,018	–
Proceeds from long-term borrowings	1,455,614	–
Repayments of short-term borrowings	(23,000)	–
Repayments of long-term borrowings	(1,175,124)	(59,355)
Payment of debt issuance costs	(25,691)	–
Cash dividends paid	(404,332)	–
Taxes paid related to the net share settlement of equity awards	(6,425)	(371)
Excess tax benefits from equity awards	4,588	200
Proceeds from exercise of stock options	–	310
Net cash used in financing activities	(151,352)	(59,216)

Net increase (decrease) in cash and cash equivalents	14,897	14,543
Cash and cash equivalents at beginning of period	93,126	78,583
Cash and cash equivalents at end of period	$108,023	$93,126

Supplemental disclosure of cash flow information
Cash paid during the period
Interest	$33,076	$24,264
Income taxes	2,811	437

Generac Holdings Inc.
Reconciliation Schedules
(Dollars in Thousands, Except Share and Per Share Data)

Net income to Adjusted EBITDA reconcilaition
	Three months ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net income	$28,287	$267,131	$93,223	$324,643
Interest expense	16,613	5,888	49,114	23,718
Depreciation and amortization	11,142	14,489	54,160	56,123
Income taxes provision	21,395	(237,983)	63,129	(237,677)
Non-cash write-down and other charges (1)	388	8,394	247	10,400
Non-cash share-based compensation expense (2)	2,759	3,184	10,780	8,646
Loss on extinguishment of debt	-	191	14,308	377
Transaction costs and credit facility fees (3)	2,307	453	4,117	1,719
Other	237	62	731	527
Adjusted EBITDA	$83,128	$61,809	$289,809	$188,476

(1) Includes losses on disposals of assets, unrealized mark-to-market adjustments on commodity contracts and a 2011 non-cash trade name write-down. A full description of these and the other reconciliation adjustments contained in these schedules is included in Generac's SEC filings.

(2) Includes share-based compensation expense to account for stock options, restricted stock and other stock awards over their respective vesting periods.
(3) Represents transaction costs incurred directly in connection with any investment, as defined in our credit agreement, equity issuance or debt issuance or refinancing, together with certain fees relating to our senior secured credit facilities.

Net income to Adjusted net income reconcilation
	Three months ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net income	$28,287	$267,131	$93,223	$324,643
Provision for income taxes	21,395	(237,983)	63,129	(237,677)
Income before provision for income taxes	49,682	29,148	156,352	86,966
Amortization of intangible assets	8,965	12,450	45,867	48,020
Amortization of deferred finance costs and original issue discount	1,244	495	3,759	1,986
Loss on extinguishment of debt	-	191	14,308	377
Trade name write-down	-	9,389	-	9,389
Transaction costs and other purchase accounting adjustments (4)	2,136	274	3,317	875
Adjusted net income before provision for income taxes	62,027	51,947	223,603	147,613
Cash income tax expense	(1,328)	(122)	(2,811)	(437)
Adjusted net income	$60,699	$51,825	$220,792	$147,176

Adjusted net income per common share - diluted:	$0.87	$0.76	$3.19	$2.17

Weighted average common shares outstanding - diluted:	69,477,244	68,369,773	69,193,138	67,797,371

(4) Represents transaction costs incurred directly in connection with any investment, as defined in our credit agreement, equity issuance or debt issuance or refinancing. Also includes certain purchase accounting adjustments.

Free Cash Flow Reconciliation
	Three months ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net cash provided by operating activities	$106,370	$80,697	$235,594	$169,712
Expenditures for property and equipment	(8,967)	(7,599)	(22,392)	(12,060)
Free Cash Flow	$97,403	$73,098	$213,202	$157,652

SOURCE: Generac Holdings Inc.

CONTACTS:
York A. Ragen
Chief Financial Officer
(262) 506-6064
InvestorRelations@generac.com

Michael W. Harris
Director – Finance and Investor Relations
(262) 544-4811 x2675
Michael.Harris@generac.com